EXHIBIT 99.1

Novagen Ingenium Inc. NOVZ – OTC-Markets

Contact; Micheal Nugent Tel; +61 438158688 Cell; 310 994 7988	FOR IMMEDIATE RELEASE 20 August 2018
Email; mnugent@novageningenium.com

NOVAGEN EXITS TRANSPORT OPERATIONS

Gold Coast, Australia, Novagen Ingenium Inc. (OTC-Markets: NOVZ) today announced changes to their transport operations.

Background:

On July 6, 2017 Novagen acquired all of the issued and outstanding shares in Syndicated Transport & Trucking Pty Ltd.

This event triggered Novagen’s entry into transport operations. Transport and warehouse assets were supplied by AmerYcan Finance and Leasing Pty Ltd (formally Novagen Finance and Leasing Pty Ltd), which is a wholly owned subsidiary of Novagen Ingenium Inc. that owns over 50 vehicles for leasing to transport operators.

On August 28, 2017 Novagen entered into an Operating Agreement for the Acquisition of Transport Assets with Datspares-Toyaparts Pty Ltd. On execution of the Agreement by the parties it was agreed by them that Datspares and Roadbees Linehaul Pty Ltd (formally Roadbees Transport Pty Ltd) would begin joint operations in transport and warehousing under the trading name of Roadbees Transport.

On March 6, 2018, the Board of Directors terminated the Operating Agreement for the Acquisition of Transport Assets with Datspares-Toyaparts and on May 9, 2018 Novagen divested Syndicated Transport & Trucking Pty Ltd exiting direct transport operations.

Across the months of May, June and July of 2018, the Board of Directors for Roadbees Linehaul Pty Ltd held discussions with the Board of Directors of Novagen Ingenium, Inc. with the focus of reaching agreement to continue transport operations with transport and warehouse assets being supplied by AmerYcan Finance and Leasing Pty Ltd.

On August 18, 2018 Novagen Ingenium, Inc., AmerYcan Finance and Leasing Pty Ltd and Roadbees Linehaul Pty Ltd reached agreement and amended the Operating Agreement for the Acquisition of Transport Assets dated the August 28, 2017.

Under the terms of the Amended Agreement, AmerYcan Finance and Leasing Pty Ltd will continue supplying transport and warehouse assets without charge until January 1, 2019 to Roadbees Linehaul Pty Ltd after which commercial terms for the supply of transport and warehouse assets will be entered. In exchange for the supply of transport and warehouse assets from August 28, 2017 until January 1, 2019 Roadbees Linehaul Pty Ltd will issue 25% of its capital undilute-able until January 1, 2024 and make every effort to list on the Australian Stock Exchange.

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About Novagen Ingenium Inc.

Novagen Ingenium, Inc. (OTC-Markets: NOVZ) is an industrial company which is engaged in the development and commercialization of new design geometric configuration engines, precision engineering services and industrial supply services including vehicle and labor supply to the transport industry.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Novagen’s reports filed with the Securities and Exchange Commission. Novagen undertakes no duty to update these forward-looking statements.